Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") dated this 30th day of September, 2019 BETWEEN:

CLIENT	CONSULTANT

XTRA Bitcoin Inc (TCEL)	David Chua Soon Li
917 Bobwhite Street,	Kuala Lumpur, Kuala Lumpur,
Fruitland, Idaho 83619	Malaysia

(the "Client")	(the "Consultant")

BACKGROUND

A.	The Client is of the opinion that the Consultant has the necessary qualifications, experience and abilities to provide consulting services to the Client.
B.	The Consultant is agreeable to providing such consulting services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth . in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Consultant (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

SERVICES PROVIDED

1.	The Client hereby agrees to engage the Consultant to provide the Client with the following consulting services (the "Services"):

1.	Serve as Advisor for Corporate Finance and Investor Strategies.
2.	Raise capital for expansion of XTRA Bitcoin Inc.
3.	Provide Video for Investor Presentation.
4	.Consult with Client's CEO during capital raise. 5.Name, Bio, and picture on Client website .

2.	The Services will also include any other consulting tasks which the Parties may agree on. The Consultant hereby agrees to provide such Services to the Client.

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TERM OF AGREEMENT

3.	The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect until December 31, 2020 or the completion of the Services, subject to earlier termination as provided in this Agreement, or extended with mutual and written consent by both parties.

4.	In the event that either Party wishes to terminate this Agreement prior to the completion of the Services, that Party will be required to provide 30 days' written notice to the other Party.

PERFORMANCE

5.	The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect. Nothing in this agreement will interfere with the right of the Client to simultaneously raise capital.

CURRENCY

6.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USO (US Dollars).

COMPENSATION

7.	The Consultant will charge the Client for the Services as follows (the "Compensation"):

1.	The Client will pay the Consultant an upfront fee consisting on 10,000,000 common shares of TCEL and file notice with SEC.

2.	The Client will issue an additional warrant for the Consultant to purchase 10,000,000 common shares of TCEL @$0.015, expires July 27, 2020.
3.	The Client will issue an additional warrant for the Consultant to purchase 10,000,000 common shares of TCEL @$0.07, expires December 31, 2020.

4.	Client desires to incentivize the maximum amount of capital raised, therefpre, for all debt, equity, or in-kind capital that is invested in XTRA Bitcoin Inc. on terms acceptable to Client, that was acquired through the efforts of the Consultant, the Client will pay to Consultant a commission based on the following tiered structure:

4.A. 3% of $250,000 to $2,500,000

4.B. 3.5% of $2,500,001 to $7,500,000

4.C. 4% of $7,500,001 to $15,000,000

4.0. 4.5% of $15,000,001 to $50,000,000

4.E. 5% of $50,000,001 to $100,000,000

4.F. 5.5% of $100,000,001 to $250,000,000

5.H. Time is of the essence: Client desires to be fully funded and operational before the Bitcoin halving event scheduled to occur in May 2020, therefore, Client will also compensate Consultant for timely performance as follows:

5.1. An additional 3% for alt funds deposited before October 31, 2019.

5.J. An additional 2.5% for all funds deposited by December 31, 2019.

5.K. An additional 2% for all funds deposited by March 31, 2020

5. L. An additional 1% for all funds deposited by May 31, 2020.

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Client will also award stock bonuses when Consultants' capital raise exceeds:

5.M. $15,000,000 earns 15,000,000 free-trading common shares.

5.N. $50,000,0000 earns 50,000,000 free-trading common shares.

5.0. Each Additional $50,000,000 raised earns an additional 50,000,000 free-trading common shares.

8.	Invoices submitted by the Consultant to the Client are due at time the capital raised is available to Client.

9.	In the event that this Agreement is terminated by the Client prior to completion of the Services but where the Services have been partially performed, the Consultant will be entitled to pro rata payment of the Compensation to the date of termination provided that there has been no breach of contract on the part of the Consultant.

10.	The Consultant will not be reimbursed for any additional expenses incurred in connection with providing the Services of this Agreement, except those stipulated in the Compensation clause in this Agreement.

CONFIDENTIALITY

11.	Confidential information (the "Confidential Information") refers to any data or information relating to the Client, whether business or personal, which would reasonably be considered to be private or proprietary to the Client and that is not generally known and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

12.	The Consultant agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Consultant has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the Term and will survive indefinitely upon termination of this Agreement.

13.	All written and oral information and material disclosed or provided by the Client to the Consultant under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Consultant.

OWNERSHIP OF INTELLECTUAL PROPERTY

14.	All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the "Intellectual Property") that is developed or produced under this Agreement, is a "work made for hire" and will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

15.	The Consultant may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Consultant will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

RETURN OF PROPERTY

16.	Upon the expiration or termination of this Agreement, the Consultant will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

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CAPACITY/INDEPENDENT CONTRACTOR

17.	In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The Consultant and Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, the unemployment compensation, workers' compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Consultant during the Term. The Consultant is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Consultant under this Agreement.

NOTICE

18.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

a.	XTRA Bitcoin Inc (TCEL), Attn: Paul Knudson 917 Bobwhite Street, Fruitland, Idaho. 83619

b.	David Chua Soon Li, A-05-06, KM1 West Condominium, Jalan 1/1558, Bukit Jalil, 57000 Kuala Lumpur, Kuala Lumpur, Malaysia or to such other address as either Party may from time to time notify the other, and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day after being deposited with an overnight courier.

INDEMNIFICATION

19.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

MODIFICATION OF AGREEMENT

20.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

TIME OF THE ESSENCE

21.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

ASSIGNMENT

22.	The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

ENTIRE AGREEMENT

23.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

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ENUREMENT

24.	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

TITLES/HEADINGS

25.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

GENDER

26.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

GOVERNING LAW

27.	This Agreement will be governed by and construed in accordance with the laws of the State of Idaho.

SEVERABILITY

28.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

WAIVER

29.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 30th day of September, 2019.

XTRA Bitcoin Inc (TCEL)

/s/ Paul Knudson

Paul Knudson

/s/ David Chua Soon Li

David Chua Soon Li

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